Exhibit 10.15

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE is made this 13th day of March, 2000, by and between ONE OLIVER ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership, whose address is c/o Kojaian Management Corporation, 1400 North Woodward, Suite 250, Bloomfield Hills, Michigan 48304-2876 (hereinafter referred to as “Landlord”) and FREEMARKETS, INC., a Delaware corporation, whose address is 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222 (hereinafter referred to as “Tenant”).

RECITALS:

WHEREAS, Landlord, as Landlord, and Tenant, as Tenant entered into that certain Lease dated October 21, 1998, as amended by the First Amendment to Lease, dated March 30, 1999, and Second Amendment to Lease dated July 20, 1999 (hereinafter collectively referred to as the “Lease”), pursuant to which Tenant leases space in One Oliver Plaza, Pittsburgh, Pennsylvania on the 21st and 22nd floors consisting of approximately 36,219 square feet (hereinafter referred to as the “Original Premises”), 23rd floor consisting of approximately 17,890 rentable square feet (hereinafter referred to as “Additional Premises”), and 24th Floor consisting of approximately 18,287 rentable square feet (hereafter referred to as the “Additional Premises II”), more particularly described therein; and

WHEREAS, Tenant desires to lease the following additional premises in the Building.

Floors	Rentable Square Footage
20	17,936
25	18,561
26	18,287
27	18,287
28	18,290
29	18,291

(hereinafter referred to as and designated “Additional Premises III” on Exhibit “A” hereto) and Landlord is willing to lease Additional Premises III to Tenant upon the terms and conditions set forth herein; and,

WHEREAS, Landlord and Tenant have agreed upon the terms and conditions for the leasing of Additional Premises III and the Base Rent thereof as well as other agreements relating to the Lease and wish to set forth such agreement as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. (a) All Floors constituting Additional Premises III are vacant and upon execution and delivery of this Third Amendment to Lease, Landlord shall deliver the same to Tenant and Tenant shall accept the same in their current “as is,” “where is” condition Tenant acknowledges that except as expressly provided in the Lease, as herein amended, Landlord shall not have any obligation to make any renovations or improvements to Additional Premises III.

(b) Tenant shall construct the alterations to Additional Premises III (hereinafter referred to as the “Initial Alterations”) in accordance with the provisions of this Paragraph 1 and Exhibit “B” hereto.

(i) Tenant shall submit plans and specifications for review and approval by Landlord, which approval shall not be unreasonably withheld or delayed, in accordance with Section IV of Exhibit “B” hereto.

(ii) Tenant shall hire Tedco Construction as its general contractor (the “GC”) to undertake the construction of the Initial Alterations. Tenant and/or the GC will engage only reputable subcontractors approved in writing by Landlord relating to structural work, HVAC, electrical, plumbing and roofing work, and Landlord shall not unreasonably withhold such approval. Landlord shall not charge Tenant coordination or contractor supervision fees. Landlord shall be responsible, at Tenant’s sole cost and expense, for work related to asbestos removal. Landlord’s contractor for such work will coordinate with the GC to provide for proper and safe removal.

(iii) Tenant shall comply with all applicable Building Codes and requirements of insurance underwriters, including sprinklers, smoke detectors and compartmentalization as required in construction of the Initial Alterations.

(iv) Prior to the commencement of construction, Tenant and the GC shall have entered into a written contract for the performance of the Initial Alterations and Tenant will cause the GC to agree in a written instrument acceptable to Landlord in its reasonable discretion to be bound by all of the following terms and conditions:

(A) The GC shall send copies of all notices of default sent by the GC to Tenant pursuant to the construction contract between the GC and Tenant (the “Construction Contract”) to Landlord and no such notice shall be effective for any purpose unless and until a copy thereof shall have been received by Landlord.

(B) Tenant and the GC acknowledge that the GC shall have no lien rights against Landlord’s interest in the Demised Premises or any part thereof.

(C) Nothing contained herein shall in any event or under any circumstances be construed as an assumption, in whole or in part, by Landlord of any of the obligations or liabilities of Tenant under the Construction Contract.

Tenant shall provide Landlord with signed copies of the Construction Contract and an instrument evidencing the GC’s agreement to the foregoing conditions.

(c) (i) Landlord shall pay the cost of the Initial Alterations up to the cost of Twenty Five Dollars ($25.00) per rentable square foot (hereinafter referred to as the “Tenant Allowance”). The Tenant Allowance shall initially be available only on a per Floor basis, so that only Four Hundred Forty Eight Thousand Four Hundred Dollars ($448,400.00) is available for the 20th Floor ($25.00 x 17,936), only Four Hundred Sixty Four Thousand and Twenty Five Dollars ($464,025.00) is available for the 25th Floor ($25.00 x 18,561), only Four Hundred Fifty Seven Thousand One Hundred Seventy Five Dollars ($457,175.00) is available for the 26th floor ($25.00 x 18,287), etc; provided, however, that if Tenant does not utilize the entire Tenant Allowance for a Floor or Floors with respect to which Effective Date III has occurred, the Tenant Allowance with respect to the next Floor(s) being renovated shall be increased by such amount not so utilized and any portion of the Tenant Allowance not initially utilized for the cost of the Initial Alterations to Additional Premises III may, after the completion of Additional Premises III, be utilized by Tenant for alterations to other portions of the Premises, and provided, further, that to the extent the entire Tenant Allowance is not so utilized during the Term, Landlord shall retain the same.

(ii) The Tenant Allowance with respect to each Floor shall be due and payable from Landlord to Tenant as follows: one-half (1/2) shall be paid to Tenant within ten (10) days after Tenant has completed one-half (1/2) of the Initial Alterations to such Floor and has submitted to Landlord a written request for such payment together with Tenant’s Architect’s certificate that at least one-half (1/2) of the Initial Alterations to such Floor have been completed in accordance with the approved plans and specifications and the remaining one-half (1/2) shall be paid to Tenant within thirty (30) after the Initial Alterations to such Floor have been completed as described in Section 5.2 of Exhibit “B.” Tenant shall pay all costs of the Initial Alterations in excess of the Tenant Allowance.

(d) Effective Date III for each Floor of Additional Premises III is as follows:

Floors	Effective Date III
20	May 15, 2000
25	April 15, 2000
26	January 1, 2001
27	See Paragraph 1	(e)
28	July 1, 2000
29	July 1, 2000

(herein referred to as “Effective Date III”). Each such Floor shall be deemed part of the Premises for all purposes of the Lease and Tenant will commence payment of Base Rent and Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes shall be increased accordingly as provided herein; provided, however, that if Tenant shall commence business operations on any such Floor or portion thereof prior to Effective Date III with respect to such Floor or portion thereof, Effective Date III with respect to such Floor or portion thereof shall be deemed to have occurred on the earlier date Tenant commences business operations on such Floor or portion thereof.

(e) (i) Upon delivery thereof, the 27th Floor shall be deemed part of the Premises for all purposes of the Lease and effective April 1, 2000, Tenant will commence payment of Base Rent therefor and Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes shall be increased accordingly as provided herein, subject to Paragraph 1(e)(ii) hereof; provided, however, that the Basic Rent for the 27th Floor from April 1, 2000, to the earliest to occur of March 31, 2001, and the date Tenant vacates the 27th Floor in order to construct the Initial Alterations thereto shall be Sixteen Dollars ($16.00) per rentable square foot thereof per annum.

(ii) Upon thirty (30) days prior written notice to Landlord at any time subsequent to the submission of plans and specifications for the renovations to the 27th Floor and Landlord’s approval thereof, which approval shall not be unreasonably withheld or delayed, Tenant shall have the right to vacate the 27th Floor and perform the Initial Alterations thereto. Upon such vacation, and through the earlier of sixty (60) days after such vacation and the date of the completion of the Initial Alterations and/or Tenant commencing business therein, Tenant shall not be required to pay any Base Rent or other charges relating to the 27th Floor.

(iii) Upon the earlier of sixty (60) days after such vacation and the completion of the Initial Alterations to the 27th Floor, and/or Tenant commencing business therein, the 27th Floor shall again be part of the Premises for all purposes of the Lease, and Tenant will commence payment of Basic Rent in the amount set forth in Paragraph 2(b) hereof and Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes shall be increased accordingly as provided herein.

2. (a) Tenant’s Share with respect to each Floor of Additional Premises III shall be as follows:

Floor	Tenant’s Share
20	2.81%
25	2.91%
26	2.87%
27	2.87%
28	2.87%
29	2.87%

(b) Commencing on the date of this Amendment, the Base Rent per rentable square foot of the Premises (including the Original Premises, Additional Premises I, Additional Premises II, and Additional Premises III as well as any premises subsequently added to the Premises pursuant to Article 37 of the Lease as herein amended) shall be as follows:

Period	Rate
Date of this Amendment-3/31/00	$20.00
4/1/00 – 3/31/01	$20.60
4/1/01 – 3/31/02	$21.22
4/1/02 – 3/31/03	$21.86
4/1/03 – 5/31/04	$22.51
6/1/04 – 5/31/05	$23.19
6/1/05 – 5/31/06	$23.89
6/1/06 – 5/31/07	$24.61
6/1/07 – 5/31/08	$25.35
6/1/08 – 5/31/09	$26.11
6/1/09 – 5/31/10	$26.89

(c) Section 3.01 of the Lease shall be amended so that the Expiration Date is extended to May 31, 2010, subject to the provisions of Sections 3.02 and 37.02(d) of the Lease.

3. (a) Landlord shall renovate the restrooms on each Floor of Additional Premises III (but not in any other portion of the Premises) to comply with The Americans with Disabilities Act (hereinafter referred to as “ADA”’). Landlord shall not be required to spend in excess of Eighteen Thousand Dollars ($18,000.00) per Floor therefor, and any costs in excess of Eighteen Thousand Dollars ($18,000.00) per Floor shall be charged against the Tenant Allowance for such Floor. Such work shall be performed by Landlord in conjunction with Tenant performing the Initial Alterations on such Floor.

(b) Landlord shall, at its sole cost and expense, and not as a charge against the Tenant Allowance, institute an elevator modernization program which will include system enhancements and ADA compliance. The elevators in the elevator bank serving Floors 20-29 of the Building will be the first to be renovated and Landlord shall use its reasonable efforts to complete the renovation of such elevators by September 30, 2000.

(c) Landlord shall, at its sole cost and expense, increase the lighting in the Building lobby and along the perimeter of the Building exterior proposed by Tenant and approved by Landlord, in its sole reasonable discretion. Tenant will hire, at its expense, a lighting consultant to assist the parties in this matter.

4. (a) Landlord shall provide, without charge to Tenant, an area on the roof of the Building or such other common area location as mutually agreed upon by Landlord and Tenant, for Tenant to install up to six (6), three foot by eight foot (3’x8’) natural gas generators, together with associated cabling equipment and risers, necessary for the use thereof (hereafter collectively referred to as the “Generator Equipment”). The Generator Equipment shall be installed by contractors selected by Tenant and approved in advance by Landlord and any roof penetrations shall be made by Landlord’s roofing contractor, at Tenant’s expense. The functional characteristics, size, design, load and method of installation of the Generator Equipment shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld of delayed. Tenant shall at its expense install, maintain and repair the Generator Equipment in good and safe condition and in compliance with all applicable laws.

(b) Tenant shall be responsible for and shall at its sole cost and expense repair any damage caused by the installation, maintenance, operation, condition or use of the Generator Equipment, and any related roof or wall penetrations, including, without limitation, any damage to the Building or Landlord’s other tenant’s premises or personal property.

(c) Tenant shall be responsible for all utilities, expenses, taxes and assessments in connection with the Generator Equipment and shall obtain and maintain in effect any and all licenses, permits and other governmental approvals which are or may become required for the operation and use of the Generator Equipment.

(d) Tenant shall indemnify and hold Landlord harmless from any losses, costs, claims, actions, causes of action, expenses (including reasonable attorney’s fees) or liabilities of any sort whatsoever arising by reason of the installation, maintenance, operation, condition, use or removal of the Generator Equipment.

(e) Upon the expiration or termination of the Lease, Tenant shall remove the Generator Equipment and repair any damage resulting from such removal, at Tenant’s sole cost and expense.

5. Landlord shall provide two (2) security guards to be stationed at the main security desk on the first Floor of the Building on a twenty-four (24) hours per day, three hundred sixty five (365) days per year basis (except Sunday, when only one guard shall be on duty) and the cost thereof shall be included in Operating Expenses.

6. Section 21.02 of the Lease shall be deleted and the following shall be substituted therefor:

(a) Tenant shall have the right, at its sole cost and expense, to install four (4) signs on the upper exterior of the Building, and identification signage at ground level and in the Building lobby. The size, design, and location of each such sign shall be subject to Landlord’s approval and the approval of all governmental entities having jurisdiction. Landlord hereby approves the design, size and location of such signs as shown on Exhibit “C” hereto. Tenant shall install, operate and maintain such signs and at the expiration or earlier termination of this Lease, Tenant shall remove such signs and repair any damage to the Building resulting therefrom, all at Tenant’s sole cost and expense.

(b) During the Term, the Building shall be named “FreeMarkets Center,” provided that Landlord reserves the right to change the street address of the Building without creating or incurring any liability to Tenant. Tenant acknowledges that the change of the name of the Building to “Freemarkets Center” will require Landlord to incur costs to replace marketing materials and Tenant shall reimburse Landlord the cost thereof within thirty (30) days after the presentation of invoices therefor, but not to exceed the sum of Twenty Thousand Dollars ($20,000).

7. Section 35.17 of the Lease shall be deleted and the following shall be substituted therefore:

Tenant shall be entitled to five (5) parking spaces in Landlord’s parking garage in the Building for each full Floor of the Building occupied by Tenant and prorata for partial floors. As portions of Additional Premises III and premises added to the Premises pursuant to Article 37 hereof shall become part of the Premises hereunder, such additional parking shall be provided to Tenant at the rates provided below. Four (4) of such parking spaces shall be designed as reserved for Tenant’s exclusive use (and the remaining spaces shall not be reserved); provided, however, that Landlord shall not be responsible for policing Tenant’s right to exclusively use such reserved parking spaces and shall have no responsibility to Tenant if the same are not available through acts or omissions of others unless Landlord has caused or permitted such acts. The monthly rate for such parking spaces shall be at market rates for parking spaces in the Building.

8. (a) Sections 37.02 and 37.03 shall be deleted from the Lease.

(b) The following shall be inserted as Section 37.02 of the Lease:

Section 37.02 Right to Lease Additional Premises.

(a) Provided Tenant is not in default after delivery of notice and beyond the expiration of applicable cure periods at the time of the exercise of such right, if Landlord receives an acceptable offer to initially lease any premises in the Building located on Floors 12, 14, 15, 16, 17, 18 and/or 19, during the initial Term, Landlord shall notify Tenant of such offer in writing and Tenant shall have the right to lease such premises under the terms of this Section 37.02. Landlord’s notice shall set forth the area constituting such premises, the location thereof and the anticipated delivery date therefor.

(b) Tenant shall have ten (10) days from the date of Landlord’s notice to Tenant to advise Landlord in writing that Tenant exercises its right to lease the same. Failure by Tenant to notify Landlord within the time specified shall constitute Tenant’s waiver of its right to lease such premises and Landlord shall thereafter have the right to lease such premises to a third party or parties on terms and provisions acceptable to Landlord, in its sole discretion, for a period of six (6) months; provided, however, that if Landlord has not entered into a lease of such premises pursuant to such offer within six (6) months after such notice to Tenant pursuant to Section 37.02(a), Landlord shall be required to again offer such premises to Tenant pursuant to Section 37.02(a) prior to leasing the same to a third party. In the event Landlord enters into a lease with a third party for such premises, Tenant shall not have the right to lease such premises pursuant to this Section 37.02 if such premises again become available.

(c) If Tenant exercises its right to so lease such premises, this Lease will be amended to add such premises to the Premises at the Base Rent and all of the other terms and provisions hereof, including a Twenty Five Dollar ($25.00) per square foot Tenant Allowance. Tenant shall renovate such premises in compliance with the provisions of this Lease.

(d) Landlord shall renovate the restrooms for each Floor of the Additional Premises (but not in any other portion of the Premises) to comply with the ADA. Landlord shall not be required to spend in excess of Eighteen Thousand Dollars ($18,000.00) per Floor therefor, and any costs in excess of Eighteen Thousand Dollars ($18,000.00) per Floor shall be charged against the Tenant Allowance for such Floor. Such work shall be performed by Landlord in conjunction with Tenant performing the Initial Alterations on such Floor.

(e) Notwithstanding anything to the contrary contained in this Lease, each time Tenant exercises its right to so lease any such premises pursuant to this Section 37.02, the initial Term shall be extended for a period of one-hundred and twenty (120) full calendar months from and after the date such premises are first deemed to be part of the Premises. In addition, the Base Rent shall be increased by three percent (3%) per annum over the rent in effect in the immediately preceding year, commencing January 1, 2010 and for each year thereafter that the initial Term has been extended as aforesaid.

(f) Prior to the delivery of possession of each such premises pursuant to this Section 37.02, Landlord and Tenant shall execute an amendment to this Lease reflecting the addition of such premises to the Premises, the additional Base Rent, the change in Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes, the Base Rent for the extended portion of the initial Term and any other revisions necessary because of such premises being added to the Premises.

(g) Landlord shall have not responsibility for delays in delivering any such premises as a result of any occupant’s failure to vacate such premises at the end of its lease, but Landlord shall immediately institute proceedings to obtain possession of such premises and this Lease with respect to such premises shall not commence until such premises are vacated and delivered to Tenant as herein provided.

9. Exhibit “A” to the Lease is hereby deleted in its entirety and replaced by Exhibit “A” attached hereto. All references in the Lease to Exhibit “A” shall hereinafter mean Exhibit “A” hereto.

10. Each of Landlord and Tenant acknowledges that the Lease is in full force and effect and neither Landlord nor Tenant is currently in default thereunder.

11. The Lease, as herein amended, is hereby ratified and confirmed by the parties and shall remain in full force and effect.

WITNESS:	ONE OLIVER ASSOCIATES LIMITED
PARTNERSHIP,
a Michigan limited partnership

	By:		ONE OLIVER-GP, INC.,
a Michigan corporation
Its: General Partner

/s/ Illegible		By:	/s/ Mike Kojaian
Illegible			Mike Kojaian
Its: President

FREEMARKETS, INC.,
a Delaware corporation

/s/ Illegible	By:		/s/ Douglas M. Wnorowski 3/9/2000
Illegible			Douglas M. Wnorowski
	Its:		Vice President

EXHIBIT “B”

INITIAL ALTERATIONS

GENERAL CRITERIA FOR THE CONSTRUCTION

OF INTERIOR IMPROVEMENTS

SECTION 1: GENERAL:

1.1 A. Notwithstanding anything contained in this Exhibit “B,” in the event of any inconsistencies between the provisions of this Criteria and the Third Amendment to Lease, the provisions of the Third Amendment to Lease shall govern.

B. Notwithstanding anything contained herein or the Third Amendment to Lease to the contrary, prior to the commencement of any alterations or improvements to the Additional Premises III, Tenant shall deliver the plans and specifications therefor to Landlord (as herein provided) for its written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to Tenant’s request for approval of Tenant’s plans and specifications within five (5) days after receipt thereof and if Landlord fails to respond within such five (5) day period, Tenant shall so notify Landlord of such failure and if Landlord fails to respond within five (5) days after receipt of such second notice, Landlord shall be deemed to have approved such plans and specifications. In the event Landlord shall not approve the plans and specifications, Landlord shall notify Tenant of its objections thereto. Landlord and Tenant shall thereafter work cooperatively and in good faith to reach agreement upon mutually acceptable plans and specifications. Tenant shall engage its own General Contractor (the “GC”) to manage the construction of the initial alterations and improvements to be made by Tenant to the Premises (the “Initial Alterations”). Tenant shall not be responsible to Landlord for any supervision fees relating to the Initial Alterations. Landlord agrees to reasonably assist Tenant in obtaining all necessary permits for the Initial Alterations from appropriate governmental authorities.

SECTION II: LANDLORD’S WORK:

2.1 Landlord is not required to perform any construction work whatsoever within Additional Premises III, except as may be provided in Paragraph 3 of the Third Amendment to Lease.

SECTION III: TENANT’S WORK:

3.1 General:

3.1.1 Any and all modifications to Additional Premises III requiring alterations to the architectural, mechanical, electrical, fire protection, or structural systems will require Tenant to supply detailed Construction Drawings covering those modifications to Landlord for approval.

3.1.2 Tenant shall enlist the services of an architect licensed in the State of Pennsylvania for the preparation of Construction Drawings and Specifications, requiring State of Pennsylvania and/or municipal approval(s) of whatever nature and building permits.

3.1.3 Jurisdiction and Codes

A. The Building is in and under the jurisdiction of the City of Pittsburgh and the State of Pennsylvania. All design and construction work shall comply with all applicable statutes, ordinances, regulations, laws and codes.

B. Where conflicts exist between building codes, utility regulations, statutes, ordinances, other regulatory requirements and Landlord’s Insurance Underwriter’s requirements, the more stringent of the requirements shall govern.

C. Landlord reserves the right to require changes in the Initial Alterations by reason of code requirements or reasonable requirements of Landlord, or directives of governmental authorities having jurisdiction over the Premises, or directives of Landlord’s Insurance Underwriter.

3.1.4 Permits and Approvals

A. Prior to the commencement of construction, all applicable building permits, licenses, approval, waivers, etc. shall be obtained and posted in a prominent place within Additional Premises III, and copies thereof supplied to Landlord.

B. Landlord’s written approval shall be obtained by Tenant prior to the undertaking of any construction work or the undertaking of any modifications whatsoever to Landlord’s building shell and/or utilities. Landlord’s approval of the foregoing shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency thereof, and Tenant shall be solely responsible therefor.

C. No approval by Landlord shall be deemed valid unless the same shall be in writing signed by Landlord’s agent.

3.1.5 Contractors:

All contractors engaged by Tenant must be bondable, licensed (if applicable) contractors capable of performing quality work.

3.1.6 Design Loads:

A. Roofs and related structural framing and demising partitions have not been designed for any additional imposed loads. Any structural changes to compensate for additional loading where required by Tenant’s design for Additional Premises III is to be designed by Tenant’s architect or structural engineer and built by Tenant’s Contractor.

B. Floor loading imposed on the floor slab by Tenant on a temporary or permanent basis shall not exceed allowable live loads, without additional structural supports approved by Landlord.

3.1.7 Material and Warranties:

A. Tenant shall use only new, first-class materials in the completion of the Initial Alterations. All work and equipment shall be warranted for a minimum of one (1) year from completion of the Initial Alterations with respect to each respective Floor.

B. Rough lumber, plywood, blocking, etc. is to be pressure treated fire retardant wood with U.L. labeling. All finish wood and interior materials shall have a flame spread and smoke contributing application that meets all state and local codes.

C. Except to the extent otherwise approved by Landlord in writing, no asbestos, P.C.B., of other hazardous-containing materials or equipment are to be installed by Tenant or its contractors. Tenant shall not cause or permit the use, generation, storage or disposal in, on or about the Building or Premises of any substance, materials or wastes subject to regulation under federal state or local laws or regulations from time to time in effect concerning hazardous, toxic or radioactive materials unless Tenant shall receive Landlord’s prior written consent, which Landlord may withhold or at any time revoke, in its sole and absolute discretion.

3.1.8 Field Conditions:

Tenant shall inspect and verify all field conditions pertaining to Additional Premises III prior to the start of any construction.

3.2 Tenant Improvements:

Tenant shall be responsible for constructing any and all improvements necessary to complete, finish and occupy to do business in each Floor of Additional Premises III.

3.3 Tenant’s Work Rules and Regulations:

A. Tenant is responsible for any and all actions of its Contractor, his subcontractors and any employees, agents or representatives it may bring onto the building site.

B. No construction is to take place beyond the Premises.

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C. Tenant has total responsibility for compliance with all applicable codes, ordinances and the building classification for the specific occupancy type.

D. Tenant and Tenant’s Contractor shall protect their work from damage. Landlord shall not be held responsible for damage done by tenants or contractors.

E. During the Initial Alterations, Tenant shall provide trash removal dumpsters through designated area in parking lot or other location specified by Landlord. Tenant is responsible for placing trash in these containers and arranging for the disposal thereof.

SECTION IV: SUBMISSION REVIEW AND APPROVAL OF TENANT’S PRELIMINARY AND FINAL PLANS AND SPECIFICATIONS

4.1 General: All prints, drawing information and other material to be furnished by Tenant to Landlord for approval as required in this Criteria shall be addressed to:

One Oliver Associates Limited Partnership

c/o Kojaian Management Corporation

1400 North Woodward, Suite 250

Bloomfield Hills, Michigan 48304

Attn: David Haboian

With a copy to:

Grubb & Ellis Real Estate Management

600 Six PPG Place

Pittsburgh, Pennsylvania 15222

4.2 Construction Drawings and Specifications: Prior to the commencement of construction, Tenant shall deliver to the Landlord three (3) sets of bluelines of complete and finished detailed architectural, structural, mechanical, electrical and fire protection Construction Drawings and Specifications (the “Final Plans”) for Landlord’s approval.

4.2.1 As soon as possible after receipt of Construction Drawings, but in no event later than five (5) business days after Landlord’s receipt, Landlord shall return to Tenant two (2) sets of prints of Construction Drawings and Specifications with its suggested modifications and/or approvals, said approval will not be unreasonably withheld.

4.2.2 Landlord’s approval or inspection of any Tenant submittal is made for identification purposes only and neither the Landlord, nor its agents or employees shall have any liability in any respect for any inadequacies, deficiencies, errors or omissions or non-complying features contained in any or all of Tenant’s submittal or Landlord’s comments in respect to same.

4.2.3 Upon completion of the Initial Alterations with respect to each Floor, Tenant shall deliver to Landlord one (1) set of reproducible sepias of the “as built” plans and specifications of the Initial Alterations to such Floor.

SECTION V: PROCEDURE SCHEDULES AND OBLIGATIONS FOR THE CONSTRUCTION OF THE INITIAL ALTERATIONS BY THE TENANT

5.1 GENERAL REQUIREMENTS:

The following procedures must be followed by Tenant’s contractor prior to the commencement of the Initial Alterations to each Floor:

5.1.1 Provide Landlord two (2) business days notice and meet with Landlord representative for a pre-construction meeting.

5.1.2 Submit a statement executed by the Tenant designating the name, address, and telephone number of Tenant’s construction superintendent, general contractor, suppliers and mechanical and electrical contractors.

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5.1.3 Submit a copy of all government permits (including but not limited to, building, mechanical, electrical and health), licenses, or authority necessary or convenient to permit or authorize the execution of the Initial Alterations on such Floor.

5.1.4 Submit; a preliminary schedule containing the anticipated commencement date, final completing date, fixturing date and date Tenant anticipates opening for business on such Floor. Tenant shall update such schedule from time to time during the course of construction.

5.1.5 Submit evidence of insurance as called for herein. Tenant shall secure, pay for and maintain, or cause its Contractor(s) to secure, pay for an maintain, during the continuance of construction and fixturing work within Additional Premises III, all of the insurance policies required and in the amounts set forth herein. Tenant shall not permit its Contractor(s) to commence any work until all required insurance has been obtained and certified copies of policies have been delivered to Landlord as set forth below.

A. Additional Insured

1. All such insurance policies required under this Exhibit, except as noted above, shall include Landlord, Kojaian Management Corporation, Grubb & Ellis Real Estate Management Inc., and anyone else designed by Landlord as additional insured. Workers’ Compensation Insurance shall contain an endorsement waiving all rights of subrogation against Landlord,. Landlord’s Architect, and Landlord’s general contractor, Landlord’s Agent(s) and beneficiaries.

2. The insurance required under this Exhibit “B” shall be in addition to any and all insurance required be procured by Tenant pursuant to the Lease.

3. Certificates of Insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days written notice to Landlord.

B. Tenant’s General Contractor’s and Sub-Contractor’s Required Minimum Coverages and Limited of Liability

1. Workers’ Compensation, including Employer’s Liability Insurance with limits of not less than $500,000.00 as required by Landlord and any insurance required by an Employee Benefit Act or other statutes applicable where the work is to be performed as will protect Contractor and Sub-Contractor from any and all liability under the aforementioned acts.

2. Comprehensive General Liability insurance (including Contractor’s Protective Liability) in an amount of not less than $5,000,000.00 per occurrence whether involving personal injury liability (or death resulting therefrom) and property damage liability or a combination thereof with a minimum aggregate limited of $5,000,000.00. Such insurance shall provide for explosion, underground coverage, collapse coverage and contractual liability coverage and shall insure the General Contractor and/or Sub-Contractors against any and all claims for personal injury, including death resulting therefrom and damage to the property of other and arising from his operations under the Contract and whether such operations are performed by anyone directly or indirectly employed by any of them.

3. Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, and non-owned in the following minimum amounts:

a. Property Damage liability $1,000,000.00

b. Bodily Injury, each occurrence $1,000,000.00

Such insurance shall insure the General Contractor and/or Sub-Contractors against any and all claims for bodily injury including death resulting therefrom and damage to the property of others arising from his operation under the Contract and whether such operations are performed by the General Contractor, Sub-Contractors or by anyone directly or indirectly employed by any of them.

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C. Tenant’s Protective Liability Insurance

Tenant shall provide Owner’s Protective Insurance as will insure Tenant against any and all liability (or death resulting therefrom) and property damage liability of others or a combination thereof which may arise from work in the completion of the Premises, and other liability for damages which the General Contractor and/or Sub-Contractors are required to insure under any provisions herein. Said insurance shall be provided in minimum amounts as follows:

1.	Property damage, each occurrence $1,000,000.00

2.	Bodily injury, each occurrence $1,000,000.00

D. Tenant’s Builder’s Risk Insurance

Tenant shall provide a completed “All Physical Loss” Builders Risk insurance policy on the work to be performed for Tenant in the Building as it relates to the Premises. The policy shall include, as insured, Tenant, its contractor and subcontractors, and Landlord, as their respective interests may appear within the Premises and within 100 feet thereof. The amount of insurance to be provided shall be 100% replacement cost.

5.2 COMPLETION OF TENANT WORK:

Tenant’s construction within each Floor of Additional Premises shall be considered fully completed upon completion of all of the following:

5.2.1 Such Floor must be 100% complete and in accordance with good workmanship and the Working Drawings and Specifications as approved by Landlord.

5.2.2 Provide Landlord with a copy of unqualified, Final Certificate(s) of Occupancy from the applicable governmental authority(s) having jurisdiction.

5.2.3 Final, Unconditional Sworn Statement from Tenant listing the total cost of material and labor by trade for leasehold improvements.

5.2.4 Final, Unconditional Waiver of Lien, with original signatures from Tenant’s General Contractor and each Subcontractor, plus Waivers of Lien for all fixtures, furniture, and equipment. No Partial Waivers of Lien will be accepted.

5.2.5 One set of “as-built” sepia drawings for Landlord’s file.

5.2.6 Provide Leasehold Improvements warranties valid for one year from date Tenant opens for business.

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EXHIBIT “B”

INITIAL ALTERATIONS

GENERAL CRITERIA FOR THE CONSTRUCTION

OF INTERIOR IMPROVEMENTS

SECTION I; GENERAL:

1.1 A. Notwithstanding anything contained in this Exhibit “B,” in the event of any inconsistencies between the provisions of this Criteria and the Third Amendment to Lease, the provisions of the Third Amendment to Lease shall govern.

B. Notwithstanding anything contained herein or the Third Amendment to Lease to the contrary, prior to the commencement of any alterations or improvements to the Additional Premises III, Tenant shall deliver the plans and specifications therefor to Landlord (as herein provided) for its written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to Tenant’s request for approval of Tenant’s plans and specifications within five (5) days after receipt thereof and if Landlord fails to respond within such five (5) day period, Tenant shall so notify Landlord of such failure and if Landlord fails to respond within five (5) days after receipt of such second notice, Landlord shall be deemed to have approved such plans and specifications. In the event Landlord shall not approve the plans and specifications, Landlord shall notify Tenant of its objections thereto. Landlord and Tenant shall thereafter work cooperatively and in good faith to reach agreement upon mutually acceptable plans and specifications. Tenant shall engage its own General Contractor (the “GC”) to manage the construction of the initial alterations and improvements to be made by Tenant to the Premises (the “Initial Alterations”). Tenant shall not be responsible to Landlord for any supervision fees relating to the Initial Alterations. Landlord agrees to reasonably assist Tenant in obtaining all necessary permits for the Initial Alterations from appropriate governmental authorities.

SECTION II; LANDLORDS WORK:

2.1 Landlord is not required to perform any construction work whatsoever within Additional Premises III, except as may be provided in Paragraph 3 of the Third Amendment to Lease.

SECTION III; TENANT’S WORK:

3.1 General:

3.1.1 Any and all modifications to Additional Premises III requiring alterations to the architectural, mechanical, electrical, fire protection, or structural systems will require Tenant to supply detailed Construction Drawings covering those modifications to Landlord for approval.

3.1.2 Tenant shall enlist the services of an architect licensed in the State of Pennsylvania for the preparation of Construction Drawings and Specifications requiring State of Pennsylvania and/or municipal approval(s) of whatever nature and building permits.

3.1.3 Jurisdiction and Codes

A. The Building is in and under the jurisdiction of the City of Pittsburgh and the State of Pennsylvania. All design and construction work shall comply with all applicable statutes, ordinances, regulations, laws and codes.

B. Where conflicts exist between building codes, utility regulations, statutes, ordinances, other regulatory requirements and Landlord’s Insurance Underwriter’s requirements, the more stringent of the requirements shall govern.

C. Landlord reserves the right to require changes in the Initial Alterations by reason of code requirements or reasonable requirements of Landlord, or directives of governmental authorities having jurisdiction over the Premises, or directives of Landlord’s Insurance Underwriter.

3.1.4 Permits and Approvals

A. Prior to the commencement of construction, all applicable building permits, licenses, approval, waivers, etc. shall be obtained and posted in a prominent place within

EXHIBIT C
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